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                                November 29, 1999



DSP Group, Inc.
3120 Scott Boulevard
Santa Clara, CA  95054

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 of DSP Group, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 2,300,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), which is held by certain holders who have invoked their contractual registration rights with the Company ("Demand Registration Stock"). The Demand Registration Stock may be sold to the public by the selling stockholders named in the Registration Statement.

         As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance of the Demand Registration Stock.

         We are of the opinion that the shares of the Demand Registration Stock issued, sold and delivered by the Company have been duly authorized and have been legally issued, are fully paid and are nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

                                                   Very truly yours,

                                                   /s/ Morrison & Foerster LLP